EXHIBIT 99.1

       NASDAQ Panel Grants Dell's Request for Continued Listing


    ROUND ROCK, Texas--(BUSINESS WIRE)--Jan. 23, 2007--Dell Inc. (NASDAQ:DELL) today announced that the NASDAQ Listing Qualifications Panel has granted the company's request for continued listing on The NASDAQ Stock Market, subject to the following conditions: The company must provide NASDAQ with certain information regarding the previously announced Audit Committee investigation by March 1, 2007, and file its delinquent periodic reports, along with any required restatements of prior financial statements, by March 14, 2007.

    The company anticipates that it will be able to provide NASDAQ with the requested information by the March 1 deadline. The company is working diligently to file the delinquent reports with the SEC as soon as possible, but does not expect that it will be able to do so by March 14. The company plans to ask the NASDAQ Listing and Hearing Review Council for additional time to file these periodic reports, but there can be no assurance that the Council will grant the company's request.

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. For more information, visit http://www.dell.com. To get Dell news direct, visit http://www.dell.com/RSS.

    Special Note

    Statements in this press release that relate to future results and events (including statements about Dell's anticipated compliance with NASDAQ requirements for continued listing) are forward-looking statements based on Dell's current expectations. Future outcomes may differ materially from those anticipated in these forward-looking statements because of a number of risks and uncertainties, including the outcome of the ongoing investigations into certain accounting and financial reporting matters that could result in management's determination that restatement of the company's prior period financial statements is necessary or advisable, or management's conclusion that there is a material weakness in the company's internal controls over financial reporting or that disclosure controls and procedures are not effective. Additional discussion of these and other factors affecting Dell's business and prospects is contained in Dell's periodic filings with the Securities and Exchange Commission.

    Dell is a trademark of Dell Inc.

    Dell disclaims any proprietary interest in the marks and names of others.

    CONTACT: Dell Inc., Round Rock
             MEDIA CONTACTS:
             Bob Pearson, 512-728-3256
             Bob_pearson@dell.com
             or
             Dwayne Cox, 512-728-6236
             Dwayne_Cox@dell.com
             or
             INVESTOR CONTACTS:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com